EXHIBIT 99.1

NEWS RELEASE

For Release:                Immediately
Contact:             Frank H. Boykin, Chief Financial Officer (706) 624-2695

MOHAWK INDUSTRIES, INC. COMPLETES PURCHASE
OF MARAZZI GROUP

CALHOUN, Ga., April 3, 2013 -- Mohawk Industries, Inc. (NYSE: MHK) today announced that it has completed the acquisition of the Marazzi Group for approximately $1.5 billion with a combination of cash and equity giving Mohawk the leading position in worldwide ceramic tile. The Marazzi Group is a global leader in ceramic tile with worldwide brand recognition and 2012 revenues of about €858 million. Marazzi operates manufacturing facilities in Russia, the United States and Western Europe and sells to more than 100 countries around the world. Marazzi manufactures all types of tile including glazed ceramic, glazed porcelain, technical tile and color body porcelain.
In commenting on the closing, Jeffrey S. Lorberbaum, Mohawk's Chairman and CEO, stated, “The Marazzi acquisition continues the expansion of Mohawk's global business and will make us an even stronger company. Marazzi's innovative products, leading-edge designs, efficient manufacturing and excellent service have created one of the industry's most valuable brands. With the combination, we have many opportunities to improve our ceramic performance by leveraging best practices, operational expertise, product innovation and manufacturing assets across the enterprise.”
Marazzi holds the number one position in the Russian ceramic market through a unique model that optimizes its total supply chain from manufacturing to distribution to retail. In the U.S., the combined manufacturing expertise, design capabilities and distribution systems of Marazzi and Mohawk will satisfy all residential and commercial requirements. In Europe, Marazzi has maintained its innovation and design leadership throughout the cycle and improved efficiency aligning its capacity to the market.  Additional investments are planned to further grow sales, enhance design capabilities and improve efficiency.
Lorberbaum said, “The addition of Marazzi will allow us to expand our U.S. distribution, source ceramic tile from our worldwide base, and provide industry leading innovation and design to all of our global ceramic customers. With our solid financial position, manufacturing and distribution expertise, and international participation in all flooring categories, Mohawk is positioned for long term growth to maximize shareholder value."
Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; inflation in raw material prices and other input costs; energy costs and supply; timing and level of capital expenditures; timing and implementation of price increases for the Company's products; impairment charges; integration of acquisitions; international operations; introduction of new products; rationalization of operations; tax, product and other claims; litigation; and other risks identified in Mohawk's SEC reports and public announcements.

ABOUT MOHAWK

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk provides a complete selection for all markets of carpet, ceramic tile, laminate, wood, stone, vinyl and rugs. These products are marketed under the premier brands in the industry including Mohawk, Karastan, Lees, Bigelow, Durkan, Mohawk Home, Daltile, American Olean, Unilin, Pergo and Quick-Step. Mohawk's international presence includes operations in Australia, Brazil, China, Europe, Malaysia, Mexico and Russia.